Exhibit 99.1

Kopin Corporation Reports Financial Results for the First Quarter 2023

●	Q1 2023 product revenues increased 17.6% compared to the same period in 2022

●	Product gross margin increased to 13.5% compared to (19.6%) for the same period in 2022

●	Operating Expense[1] reduced 29.5% compared to the same period in 2022

●	Positive book-to-bill for Q1

WESTBOROUGH, MA, May 11, 2023 (BUSINESSWIRE) – Kopin Corporation (“Kopin” or “the Company”) (Nasdaq: KOPN), a leading developer and provider of high-performance application-specific optical solutions consisting of high-resolution microdisplays, microdisplays subassemblies and related components for defense, enterprise, industrial, and consumer products, today reported financial results for the first quarter ended April 1, 2023.

“The first quarter of 2023 has demonstrated positive initial returns on our strategy to reset the course and focus within Kopin,” said Michael Murray, Kopin’s CEO. “The improvements in our financial results are largely due to a renewed emphasis on quality, efficiency and focus. We have instituted several organizational changes to clarify accountability, established goals and metrics which are measured, and brought in new members of the team in areas including new program management, business development and quality. This has allowed us to reduce material usage and improve production rates. These improvements also allowed us to build products more efficiently and to take a reduction in work force during the quarter. The combination of these efforts is evidenced in our improving gross margins. Furthermore, we are being more judicious with our internal research and development expenditures.”

“Additionally, Kopin continues to demonstrate positive momentum in our book-to-bill rate which ended positively for the first quarter of 2023 and is looking to be positive for the second quarter of 2023. We are fortunate to have great customers who continue to support Kopin in this transformative time. We are excited to see the benefits of these efforts as we see new designs and opportunities with our current and new customers increasing. We believe we are slightly ahead of our strategic initiatives and goals of cash flow breakeven by year end which are the bedrock for significant and sustainable revenue and profitable growth in 2024.

Mr. Murray concluded: “Looking ahead, international and domestic defense affairs are becoming more dynamic and coupled with the increase in commercial and industrial redesign activities, which are being driven by the need for advanced augmentation and visualization of the analog and digital environments, we believe Kopin is well positioned to deliver innovations that enable the market and return value to our customers, society, and our internal and external stakeholders.”

1 Operating expenses defined as Research & Development and Selling, General and Administration expenses

First Quarter Financial Results

Total revenues for the first quarter ended April 1, 2023 were $10.8 million, compared to $11.6 million for the first quarter ended March 26, 2022, a 7% decrease. Year-over-year product revenues increased 17.6% with defense product revenues increasing by $1.7 million or 35% year over year while industrial product revenues decreased $0.6 million or 39%, year over year. First quarter 2023 funded research and development revenues declined by $2.0 million or 41% as certain defense development programs moved into production.

Cost of Product Revenues for the first quarter of 2023 were $6.6 million, or 87% of net product revenues, compared with $7.8 million, or 120% of net product revenues, for the first quarter of 2022. The reduction in cost of product revenues was result of lower material and warranty costs, as well as of the usage of material that was previously written off.

Research and Development (R&D) expenses for the first quarter of 2023 were $2.3 million compared to $5.4 million for the first quarter of 2022, a 57% decrease year over year. The decrease in R&D expense is attributable to some customer funded programs transitioning to production and a decline in certain display development activities that were completed.

Selling, General and Administration (SG&A) expenses were $4.6 million for the first quarter of 2023, compared to $4.5 million for the first quarter of 2022. The increase was primarily due to increased professional fees, which were partially offset by lower cash and stock-based compensation and benefits.

Net Loss Attributable to Kopin Corporation for the first quarter of 2023 was $2.6 million, or $0.03 per share, compared with Net Loss Attributable to Kopin Corporation of $1.4 million, or $0.02 per share, for the first quarter of 2022.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended April 1, 2023, for final disposition as well as important risk factors.

Earnings Call and Webcast

Kopin Corporation management will host the conference call, followed by a question and answer session.

Date: Thursday, May 11, 2023

Time: 8:30 AM Eastern Time (5:30 AM Pacific Time)

U.S. dial-in number: 844-825-9789

International number: 412-317-5180

Webcast: Q1 2023 Webcast Link

The Company will also provide a link at https://www.kopin.com/investor-overview/ for those who wish to stream the call via webcast. Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through May 18, 2023.

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay passcode: 10178363

About Kopin

Kopin Corporation is a leading developer and provider of high-performance application-specific optical solutions consisting of high-resolution microdisplays, microdisplays subassemblies and related components for defense, enterprise, industrial, and consumer products. Our products are used for soldier, avionic, armored vehicle, and training & simulation defense applications; industrial, public safety and medical headsets; 3D optical inspection systems; and consumer augmented reality (“AR”) and virtual reality (“VR”) wearable headsets systems. For more information, please visit Kopin’s website at www.kopin.com.

Kopin is a trademark of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements include statements with respect to our expectation of a positive book to bill rate in the second quarter of 2023; our belief we are seeing increasing new design and opportunities with current and new customers; our belief we are slightly ahead of our strategic initiatives and goals of cash flow breakeven by year end; and our belief that with international affairs becoming more dynamic and that we are well -positioned to deliver innovations that enable the market and return value to our customers, society, and our internal and external stakeholders . Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in our Annual Report on Form 10-K, or as updated from time to time our Securities and Exchange Commission filings.

Contact Information

For Investor Relations

Kopin Corporation

Richard Sneider

Treasurer and Chief Financial Officer

rsneider@kopin.com

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

KOPN@mzgroup.us

+561 489 5315

Kopin Corporation

Supplemental Information

(Unaudited)

	Three Months Ended
	April 1, 2023	March 26, 2022
Display Revenues by Category (in millions)
Defense	$6.4	$4.8
Industrial/Enterprise	1.0	1.5
Consumer	0.3	0.2
R&D	2.9	4.9
License and Royalties	0.2	0.2
Total	$10.8	$11.6

Stock-Based Compensation Expense
Cost of product revenues	$26,000	$67,000
Research and development	17,000	147,000
Selling, general and administrative	151,000	442,000
	$194,000	$656,000

Other Financial Information
Depreciation and amortization	$225,000	$268,000

Kopin Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	April 1, 2023	December 31, 2022
ASSETS
Current assets:
Cash and marketable securities	$29,610,196	$12,647,656
Accounts receivable, net	5,612,935	6,537,891
Inventory	6,817,754	6,426,400
Contract assets and unbilled receivables	3,043,076	4,068,364
Prepaid and other current assets	1,711,949	1,180,362

Total current assets	46,795,910	30,860,673

Plant and equipment, net	1,826,093	1,831,641
Operating lease right-of-use assets	3,005,772	3,168,520
Equity investments	7,727,789	7,721,206
Other assets	169,132	170,132

Total assets	$59,524,696	$43,752,172

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,836,280	$5,438,980
Accrued expenses	5,853,442	6,817,485
Customer deposits	87,283	-
Deferred tax liabilities	466,246	482,739
Contract liabilities and billings in excess of revenue earned	718,544	930,500
Operating lease liabilities	790,567	786,928

Total current liabilities	11,752,362	14,456,632

Other long term liabilities	2,496,613	2,728,042
Operating lease liabilities, net of current portion	2,378,248	2,576,883

Total Kopin Corporation stockholders' equity	42,897,473	24,163,297
Noncontrolling interest	-	(172,682)
Total stockholders' equity	42,897,473	23,990,615
Total liabilities and stockholders' equity	$59,524,696	$43,752,172

Kopin Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	April 1, 2023	March 26, 2022
Revenues:
Net product revenues	$7,654,716	$6,507,528
Research and development	2,896,451	4,908,033
Other revenues	207,024	162,861
	10,758,191	11,578,422
Expenses:
Cost of product revenues	6,624,101	7,782,879
Research and development	2,312,217	5,408,613
Selling, general and administration	4,648,130	4,464,548
	13,584,448	17,656,040

Loss from operations	(2,826,257)	(6,077,618)

Other income, net	236,702	4,740,954

Loss before provision for income taxes and net loss	(2,589,555)	(1,336,664)
from noncontrolling interest

Tax provision	(39,000)	(36,000)

Net loss	(2,628,555)	(1,372,664)

Net loss attributable to noncontrolling interest	-	23

Net loss attributable to Kopin Corporation	$(2,628,555)	$(1,372,641)

Net loss per share:
Basic and diluted	$(0.03)	$(0.02)

Weighted average number of common shares outstanding:
Basic and diluted	105,036,382	90,121,226